Exhibit 99

VF Reports Second Quarter 2017 Results; Raises Outlook for 2017

  Second quarter revenue from continuing operations increased 2 percent to $2.4 billion (up 3 percent currency neutral);
  Gross margin from continuing operations improved 80 basis points (up 160 basis points currency neutral) to 49.7 percent;
  Outdoor & Action Sports revenue increased 4 percent (up 5 percent currency neutral); Vans® brand revenue increased 8 percent (up 9 percent currency neutral) and The North Face® brand revenue increased 5 percent (up 6 percent currency neutral);
  International revenue increased 4 percent (up 6 percent currency neutral), including 13 percent growth (18 percent currency neutral) in China;
  Direct-to-consumer revenue increased 13 percent (up 14 percent currency neutral) with digital revenue up 34 percent (up 36 percent currency neutral);
  Earnings per share from continuing operations decreased 11 percent (flat currency neutral) to 29 cents;
  2017 earnings per share now expected to be $2.94, including a $40 million, or 8 cents per share, impact from additional investments to fuel accelerated growth; and,
  VF expects to return more than $1.8 billion to shareholders in 2017 through share repurchases and dividends, up from the prior outlook of $1.6 billion.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 24, 2017--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended July 1, 2017. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” amounts, terms that are described under the heading “Currency Neutral – Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “currency neutral” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations – Licensing Business and Contemporary Brands.” Unless otherwise noted, results presented are based on continuing operations.

“VF’s second quarter results were solid and consistent with our expectations, driven by strong results from our largest global brands, the company’s international and direct-to-consumer platforms, and our growing workwear businesses,” said Steve Rendle, President and Chief Executive Officer. “We have really good momentum as we move into the second half of 2017 and are confident in our growth engines, as evidenced by an increase in our full year outlook and our plan to increase our cash returns to shareholders. Based on the strength of the first half of 2017 and our expectations for the second half of the year, we are making growth-focused investments in our largest brands and platforms to generate additional value for our shareholders both in the near and long term.”

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations – Licensing Business and Contemporary Brands

On April 28, 2017, the company completed the sale of its Licensed Sports Group (LSG) business, including the Majestic® brand. Accordingly, the company removed the assets and liabilities of LSG at that date and included the operating results of LSG in discontinued operations for all periods presented. In conjunction with the LSG divestiture, VF executed its plan to entirely exit the licensing business and has classified the assets of the JanSport® brand collegiate business as held for sale and included the operating results in discontinued operations for all periods presented.

On August 26, 2016, the company completed the sale of its Contemporary Brands businesses, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands. Accordingly, the company has classified the assets and liabilities of the Contemporary Brands businesses as held for sale as of June 2016 and included the operating results of those businesses in discontinued operations for all periods presented.

The company’s net loss from discontinued operations was $5.0 million in the second quarter of 2017, which includes an adjustment to the estimated loss on the sale of LSG recorded in the first quarter of 2017, and the after-tax operating results of the LSG and the JanSport® brand collegiate business during the quarter.

Income Statement Review

  Revenue increased 2 percent to $2.4 billion (up 3 percent currency neutral), driven by broad-based strength across our international and direct-to-consumer platforms, our Outdoor & Action Sports coalition, and our workwear businesses.
  Gross margin improved 80 basis points to 49.7 percent on a reported basis, as benefits from pricing, lower product costs and a mix shift toward higher margin businesses were partially offset by changes in foreign currency. Changes in foreign currency negatively affected reported gross margin by 80 basis points during the quarter.
  Operating income on a reported basis was down 14 percent to $168 million compared to the same period of 2016. Changes in foreign currency negatively affected the operating profit decline by 8 percentage points during the quarter. Operating margin on a reported basis decreased 130 basis points to 7.1 percent. Changes in foreign currency negatively affected reported operating margin by about 70 basis points in the quarter.
  Earnings per share on a reported basis was down 11 percent to $0.29 compared to $0.32 during the same period last year. Excluding the impact of changes in foreign currency, second quarter earnings per share was in line with last year’s second quarter.

Balance Sheet and Cash Flow Highlights

Inventories were up 3 percent compared with the same period of 2016. During the second quarter, the company purchased 14 million of its shares for approximately $760 million at an average price of $54 per share under the company’s share repurchase program authorized by VF’s Board of Directors in 2017. The company has purchased 22 million of its shares for approximately $1.2 billion thus far in 2017.

2017 Outlook Raised

The following outlook for 2017 has been updated and includes the following:

  Revenue is now expected to approximate $11.65 billion, up 2 percent on a reported basis (up 3 percent currency neutral). By coalition, revenue for Outdoor & Action Sports is now expected to increase approximately 5 percent (up 6 to 7 percent currency neutral) versus the previous expectation of a mid-single-digit percentage rate increase; revenue for Jeanswear is still expected to approximate 2016 revenue; Imagewear revenue is now expected to increase at a mid-single-digit percentage rate versus the prior expectation of a low single-digit percentage rate increase; and Sportswear is still expected to decline at a high single-digit percentage rate.
  Direct-to-consumer revenue is now expected to increase between 10 percent and 11 percent versus the previous expectation of a high single-digit percentage rate increase. Digital revenue is now expected to increase more than 25 percent.
  Gross margin is now expected to reach 49.8 percent, versus the previous expectation of 49.6 percent, a 40 basis point increase over 2016 gross margin, and includes about a 70 basis point negative impact from changes in foreign currency.
  Operating margin is still expected to approximate 14 percent, consistent with the 2016 adjusted operating margin, including about a 60 basis point negative impact from changes in foreign currency.
  Earnings per share is now expected to be $2.94, down approximately 1 percent on a reported basis (up at a mid-single-digit percentage rate currency neutral) compared to 2016 adjusted EPS of $2.98. This compares to the company’s prior outlook range of $2.89 to $2.94. Relative to our prior outlook, the company’s updated 2017 earnings per share outlook includes about a $0.08 per share ($40 million pre-tax) impact from additional investments to drive accelerated growth into 2018 and beyond.
  Other full year assumptions include an effective tax rate in the low 20 percent range and cash flow from operations of about $1.45 billion.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.42 per share, payable on September 18, 2017 to shareholders of record on September 8, 2017.

Webcast Information

VF will host its 2017 second quarter conference call beginning at approximately 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June		%	Six Months Ended June		%
	2017	2016	Change	2017	2016	Change

Net sales	$2,333,288	$2,294,762	2%	$4,888,981	$4,901,744	0%
Royalty income	26,293	25,704	2%	52,277	53,139	(2%)
Total revenues	2,359,581	2,320,466	2%	4,941,258	4,954,883	0%

Costs and operating expenses
Cost of goods sold	1,187,011	1,185,247	0%	2,473,696	2,535,947	(2%)
Selling, general and administrative expenses	1,004,548	940,797	7%	2,008,066	1,912,717	5%
Total costs and operating expenses	2,191,559	2,126,044	3%	4,481,762	4,448,664	1%

Operating income	168,022	194,422	(14%)	459,496	506,219	(9%)

Interest, net	(20,607)	(21,394)	(4%)	(40,795)	(41,414)	(1%)
Other (expense) income, net	(1,653)	1,501	*	(1,720)	2,793	*

Income from continuing operations before income taxes	145,762	174,529	(16%)	416,981	467,598	(11%)

Income taxes	30,897	38,036	(19%)	87,437	89,170	(2%)

Income from continuing operations	114,865	136,493	(16%)	329,544	378,428	(13%)
Income (loss) from discontinued operations, net of tax	(4,976)	(85,478)	*	(10,492)	(67,144)	*
Net income	$109,889	$51,015	115%	$319,052	$311,284	2%

Earnings (loss) per common share - basic (a)
Continuing operations	$0.29	$0.33	(12%)	$0.81	$0.90	(10%)
Discontinued operations	(0.01)	(0.21)	*	(0.03)	(0.16)	*
Total earnings per common share - basic	$0.28	$0.12	126%	$0.79	$0.74	6%

Earnings (loss) per common share - diluted (a)
Continuing operations	$0.29	$0.32	(11%)	$0.81	$0.89	(9%)
Discontinued operations	(0.01)	(0.20)	*	(0.03)	(0.16)	*
Total earnings per common share - diluted	$0.27	$0.12	127%	$0.78	$0.73	7%

Weighted average shares outstanding
Basic	397,065	415,991		404,527	418,870
Diluted	400,512	422,059		408,236	425,596

Cash dividends per common share	$0.42	$0.37	14%	$0.84	$0.74	14%

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended June 2017, December 2016 and June 2016 relate to the 13-week and 26-week fiscal periods ended July 1, 2017, the 52-week fiscal period ended December 31, 2016 and the 13-week and 26-week fiscal periods ended July 2, 2016.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June	December	June
	2017	2016	2016

ASSETS
Current assets
Cash and equivalents	$672,542	$1,227,862	$676,262
Accounts receivable, net	1,155,674	1,161,393	1,121,053
Inventories	1,712,972	1,471,300	1,667,895
Other current assets	356,147	296,698	304,612
Current assets of discontinued operations	315	135,845	298,194
Total current assets	3,897,650	4,293,098	4,068,016

Property, plant and equipment	918,975	926,010	927,058
Intangible assets	1,895,287	1,797,271	1,921,151
Goodwill	1,736,407	1,708,323	1,767,525
Other assets	725,409	929,190	899,772
Other assets of discontinued operations	-	85,395	90,586
Total assets	$9,173,728	$9,739,287	$9,674,108

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$921,109	$26,029	$1,404,493
Current portion of long-term debt	253,783	253,689	3,566
Accounts payable	502,908	642,970	480,797
Accrued liabilities	753,343	827,507	720,374
Current liabilities of discontinued operations	-	35,205	51,403
Total current liabilities	2,431,143	1,785,400	2,660,633

Long-term debt	2,111,623	2,039,180	1,400,636
Other liabilities	986,623	977,076	967,729
Other liabilities of discontinued operations(a)	-	(3,290)	(3,327)
Total liabilities	5,529,389	4,798,366	5,025,671

Stockholders' equity	3,644,339	4,940,921	4,648,437
Total liabilities and stockholders' equity	$9,173,728	$9,739,287	$9,674,108

(a) This line contains deferred income tax liabilities that reflect VF's consolidated netting by jurisdiction.

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June
	2017	2016 (a)

Operating activities
Net income	$319,052	$311,284
Depreciation and amortization	131,908	137,472
Other adjustments	(455,506)	(432,168)
Cash (used) provided by operating activities	(4,546)	16,588

Investing activities
Proceeds from sale of businesses, net of cash sold	208,215	-
Capital expenditures	(78,211)	(82,642)
Software purchases	(33,731)	(17,361)
Other, net	(7,148)	(1,297)
Cash provided (used) by investing activities	89,125	(101,300)

Financing activities
Net increase in short-term borrowings	894,708	954,424
Payments on long-term debt	(1,821)	(11,536)
Payments of debt issuance costs	-	(327)
Purchases of treasury stock	(1,200,304)	(833,846)
Cash dividends paid	(337,606)	(309,583)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	14,713	12,417
Cash used by financing activities	(630,310)	(188,451)

Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(8,355)	8,342

Net change in cash, cash equivalents and restricted cash	(554,086)	(264,821)

Cash, cash equivalents and restricted cash - beginning of year (b)	1,231,026	946,396

Cash, cash equivalents and restricted cash - end of period (b)	$676,940	$681,575

(a) Reflects the impact of adopting the new accounting guidance on the presentation of restricted cash and restricted cash equivalents as of the beginning of the first quarter of 2017, which resulted in a $4.8 million reclassification of cash flows used by operating activities in the Condensed Consolidated Statement of Cash Flows for the six months ended June 2016.

(b) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows. The cash amounts presented above differ from the Condensed Consolidated Balance Sheets due to cash included in the "Current assets of discontinued operations" and the adoption of new accounting guidance as discussed in (a) above.

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

	Three Months Ended June				Six Months Ended June
	2017	2016	% Change	% Change Currency Neutral*	2017	2016	% Change	% Change Currency Neutral*

Coalition revenues
Outdoor & Action Sports	$1,466,187	$1,412,751	4%	5%	$3,144,997	$3,051,836	3%	4%
Jeanswear	600,807	629,180	(5%)	(4%)	1,248,249	1,339,770	(7%)	(6%)
Imagewear	150,008	134,830	11%	12%	284,974	276,641	3%	3%
Sportswear	114,259	114,875	(1%)	(1%)	212,576	233,272	(9%)	(9%)
Other	28,320	28,830	(2%)	(2%)	50,462	53,364	(5%)	(5%)

Total coalition revenues	$2,359,581	$2,320,466	2%	3%	$4,941,258	$4,954,883	0%	1%

Coalition profit (loss)
Outdoor & Action Sports	$121,773	$123,253	(1%)	12%	$352,717	$351,363	0%	9%
Jeanswear	84,757	108,843	(22%)	(20%)	202,776	246,137	(18%)	(17%)
Imagewear	25,572	24,377	5%	1%	49,972	50,516	(1%)	(1%)
Sportswear	11,345	6,300	80%	80%	10,276	11,076	(7%)	(7%)
Other	(293)	(574)	49%	49%	(2,488)	(3,182)	22%	22%

Total coalition profit	243,154	262,199	(7%)	(1%)	613,253	655,910	(7%)	(2%)

Corporate and other expenses	(76,785)	(66,276)	16%	15%	(155,477)	(146,898)	6%	6%
Interest, net	(20,607)	(21,394)	(4%)	(4%)	(40,795)	(41,414)	(1%)	(1%)

Income from continuing operations before income taxes	$145,762	$174,529	(16%)	(6%)	$416,981	$467,598	(11%)	(4%)

*Refer to currency neutral definition on the following pages.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Basis
(Unaudited)
(In thousands)

	Three Months Ended June 2017

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,466,187	$14,762	$1,480,949
Jeanswear	600,807	4,338	605,145
Imagewear	150,008	401	150,409
Sportswear	114,259	-	114,259
Other	28,320	-	28,320

Total coalition revenues	$2,359,581	$19,501	$2,379,082

Coalition profit (loss)
Outdoor & Action Sports	$121,773	$16,020	$137,793
Jeanswear	84,757	1,876	86,633
Imagewear	25,572	(900)	24,672
Sportswear	11,345	-	11,345
Other	(293)	-	(293)

Total coalition profit	243,154	16,996	260,150

Corporate and other expenses	(76,785)	614	(76,171)
Interest, net	(20,607)	-	(20,607)

Income from continuing operations before income taxes	$145,762	$17,610	$163,372
Diluted earnings per share growth	(11%)	11%	0%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Basis
(Unaudited)
(In thousands)

	Six Months Ended June 2017

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$3,144,997	$37,529	$3,182,526
Jeanswear	1,248,249	11,111	1,259,360
Imagewear	284,974	126	285,100
Sportswear	212,576	-	212,576
Other	50,462	-	50,462

Total coalition revenues	$4,941,258	$48,766	$4,990,024

Coalition profit (loss)
Outdoor & Action Sports	$352,717	$30,101	$382,818
Jeanswear	202,776	1,369	204,145
Imagewear	49,972	(169)	49,803
Sportswear	10,276	-	10,276
Other	(2,488)	-	(2,488)

Total coalition profit	613,253	31,301	644,554

Corporate and other expenses	(155,477)	244	(155,233)
Interest, net	(40,795)	-	(40,795)

Income from continuing operations before income taxes	$416,981	$31,545	$448,526
Diluted earnings per share growth	(9%)	7%	(2%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
GAAP Continuing Operations EPS to Non-GAAP Continuing Operations EPS
(Unaudited)

Twelve Months Ended December
2016

Diluted earnings per share from continuing operations	$2.65

Adjusted amounts (a)	$0.33

Diluted earnings per share from continuing operations - adjusted	$2.98

Contribution from Licensing Business (b)	$0.13

Adjusted diluted earnings per share from continuing operations including contribution from Licensing Business	$3.11

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which is described below in (a) and (b). Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

(a) Adjusted amounts in 2016 represent restructuring charges of $58.1 million (net of $14.4 million tax), goodwill and intangible asset impairment charges of $79.6 million (net of $15.5 million tax) and a pension settlement charge of $50.9 million (net of $19.5 million tax). The EPS impact was calculated using 422,081,000 weighted average common shares. Excluding these charges, adjusted operating income from continuing operations in 2016 was $1.6 billion. Adjusted operating margin from continuing operations in 2016 was 14%.

(b) In the first quarter of 2017, the Licensing Business met the criteria for discontinued operations reporting and this adjusted amount represents the results of our Licensing Business as if the business was not reported as discontinued operations. The per share amounts were calculated using weighted average common shares of 422,081,000.

Following is the reconciliation of diluted earnings per share from discontinued operations to the adjusted amounts:

Twelve Months Ended
December 2016
Diluted loss per share from discontinued operations, as reported under GAAP	$(0.10)
Diluted loss per share related to discontinued operations of Contemporary Brands in 2016	0.23
Diluted per share contribution from Licensing Business reported in discontinued operations	$0.13

VF CORPORATION
Supplemental Financial Information
Top 5 Brand Revenue Information
(Unaudited)

	Three Months Ended June 2017				Six Months Ended June 2017

	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Top 5 Brand Revenue Growth

Vans®
% change	7%	1%	26%	8%	6%	(1%)	23%	7%
% change currency neutral*	7%	5%	29%	9%	7%	3%	25%	8%

The North Face®
% change	1%	23%	(1%)	5%	3%	17%	(3%)	6%
% change currency neutral*	1%	26%	1%	6%	3%	21%	0%	7%

Timberland®
% change	3%	2%	(2%)	2%	(3%)	0%	(4%)	(2%)
% change currency neutral*	4%	4%	(1%)	3%	(3%)	2%	(4%)	(2%)

Wrangler®
% change	(3%)	4%	(10%)	(2%)	(7%)	0%	(6%)	(6%)
% change currency neutral*	(2%)	5%	(12%)	(2%)	(6%)	1%	(7%)	(6%)

Lee®
% change	(9%)	(6%)	(4%)	(7%)	(10%)	(2%)	(4%)	(7%)
% change currency neutral*	(9%)	(4%)	(1%)	(6%)	(10%)	0%	0%	(6%)

*Refer to currency neutral definition on previous pages.

VF CORPORATION
Supplemental Financial Information
Geographic and Channel Revenue Information
(Unaudited)

	Three Months Ended June 2017		Six Months Ended June 2017
	% Change	% Change Currency Neutral*	% Change	% Change Currency Neutral*
Geographic Revenue Growth

U.S.	1%	1%	(2%)	(2%)

EMEA	1%	4%	1%	4%
APAC	7%	9%	4%	6%
China	13%	18%	8%	14%
Americas (non-U.S.)	5%	7%	5%	8%
International	4%	6%	3%	5%

	Three Months Ended June 2017		Six Months Ended June 2017
	% Change	% Change Currency Neutral*	% Change	% Change Currency Neutral*
Channel Revenue Growth

Wholesale	(3%)	(2%)	(4%)	(3%)
Direct-to-Consumer	13%	14%	10%	11%

	As of June
	2017	2016
DTC Store Count

Total	1,510	1,461

*Refer to currency neutral definition on previous pages.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications